Oro East Mining Company
1127 Webster Street, Suite 28
Oakland, California 94607

CONSULTING AGREEMENT

This Consulting Agreement (hereinafter "Agreement") is dated for reference this **March 1, 2011** (hereinafter "Effective Date") by and between **Oro East Mining, Incorporated**, a Delaware corporation with principal place of business at 1127 Webster Street, Suite 28, Oakland, California 94607 (hereinafter "Company") and **Ma International and Bi Yun Ma** located at **1531 Jonesboro Ct., San Jose, CA 95131** (hereinafter "Consultant").

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, Company and Consultant, intending to be legally bound, agree to the following terms:

A. **TERM.** Commencing as of the Effective Date and automatically expiring on **March 1, 2013** (hereinafter "Term"), unless earlier terminated pursuant to the Termination terms set forth herein, Consultant shall serve as a consultant to the Company. This Agreement may be renewed or extended for any period as may be agreed by the parties.

B. **INDEPENDENT CONTRACTOR STATUS.** The parties recognize that Consultant is an independent contractor and not an employee, agent, co-venturer, or representative of the Company and that the Company will not incur any liability as the result of Consultant's actions. Consultant shall at all times disclose that he is an independent contractor of the Company and shall not represent to any third party that he is an employee, agent, co-venturer, or representative of the Company other than as expressly authorized by the Company. The Company shall not withhold any funds from Consultant for tax or other governmental purposes, and Consultant shall be responsible for the payment of same. Consultant shall not be entitled to receive any employment benefits offered to employees of the Company, including but not limited to: workers' compensation coverage; savings or profit sharing plans; stock option, incentive or other bonus plans; health, dental or life insurance coverage; and paid vacations. The Company shall not exercise control over Consultant.

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C. **DUTIES AND SERVICES.**

(a) Consultant's duties and responsibilities shall be to aid in improving the Company's strategies and business operations in the East Asia region, namely China, Hong Kong, Taiwan, and the Philippines. The analyst will develop and nurture the company's relationships with clients, business partners, and other East Asia affiliates (collectively, the "Duties" or "Services"), including but not limited to the following:

a. Work closely with the sales teams to expand business development in the East Asia region;
b. Expand global investment opportunities in the East Asia region by meeting with and preparing presentations for potential investors, venture capitalists, and shareholders; and
c. Network with East Asia clients, business partners, and affiliates to maintain existing and create new relationships.

(b) Consultant shall carry out and execute Duties and Services at: **Consultant's regular place of business** or as otherwise mutually agreed upon and determined by the parties.

(c) Consultant agrees that during the Term he/she will devote up to Fifteen (15) days per month to his/her Duties. The Company will periodically provide the Consultant with a schedule of the requested hours, responsibilities and deliverables for the applicable period of time. The Duties will be scheduled on an as-needed basis.

(d) Consultant represents and warrants to the Company that there are no other contractual or other restrictions or obligations that are inconsistent with the execution of this Agreement, or that will interfere with the performance of Consultant's Duties and Services. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which Consultant performs Services concurrently with those performed herein.

(e) In performing the Services, Consultant and/or all authorized agents of Consultant shall comply, to the best of his or her knowledge, with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company's business.

D. **CONSULTING FEE.**

(a) Consultant shall be compensated for Duties and Services as follows: **24,440 shares of common stock** (hereinafter "Compensation").

(b) Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred in the performance of Duties. Reimbursement shall be given if

and only if Consultant provides written advance notice to Company and Company has given written advance authorization and approval of incurrence of such expenses and Consultant provides true and accurate written statements, invoices, or receipts to document said expenses. Company shall then reimburse Consultant pursuant to regular company procedures.

(c) The Consultant agrees that all Services will be rendered by him or her if Consultant is an individual or by authorized agents of Consultant pre-approved by Company, and such individuals shall act as independent contractors and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes including due in respect of the Compensation and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

E. **TERMINATION OF THE TERM.** The parties agree that either the Company or Consultant through written notice may terminate Consultant's engagement under this Agreement at any time for any reason or for no reason, with or without cause. If Consultant performs Duties per this Agreement until expiration of the Term, then Consultant shall keep full sum of Compensation. If either party terminates this Agreement for any reason whatsoever, then the Compensation shall be prorated to the number of days actually worked by Consultant. It is both Company and Consultant's responsibility to keep true, accurate, and updated logs and records and time sheets of Consultant's work, but in the event of a dispute or disagreement, Company's logs, records, and time sheets shall prevail.

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F. **RESTRICTED ACTIVITIES.**

(a) During the Term and for a period of one (1) year thereafter, Consultant and its agents shall not directly or indirectly:

a. solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company;
b. solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company;
c. solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company; or
d. induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

(b) Consultant shall be liable for any breach of this Agreement by its agents or associates.

G. **PROPRIETARY RIGHTS.**

(a) Definitions. For the purposes of this Section G, the terms set forth below shall have the following meanings:

a. Concept and Ideas. Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder and which relate to the Company' present, past or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company. The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.
b. Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information which: (a) can be demonstrated to have been in the

public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

(b) Non-Disclosure to Third Parties. Except as required by Consultant's Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

(c) Covenant of Nondisclosure. Consultant agrees he will not disclose to any third party, without prior written consent of the Company, any invention or discovery made under or relating to this Agreement or any proprietary or confidential information acquired from the Company under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to the Company, all of which shall be subject to the Non-disclosure Agreement described in Section 7 hereof. Consultant shall not, at any time during or after the term of this Agreement, in any manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, corporation or other entity, or use for his own benefit or for the benefit of any other person, firm, corporation or other entity, and not for the benefit of the Company, any information acquired from the Company or its affiliates, without the express prior written consent of an authorized executive officer of the Company, as more fully set forth in a certain Non-disclosure Agreement between the Company and Consultant, if any.

(d) Confidentiality of All Documents. All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company' products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant's possession or control by reason of Consultant's performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his/her Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company's or Consultant's premises (except as Consultant's Duties require), and (e) at the termination (for whatever reason), of Consultant's relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(e) Patents and Other Rights. The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether may be registered or not ("Developments"), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

(f) Assignment. The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all of his/her right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

(g) Rights to Work. The parties acknowledge that any work created by Consultant in connection with the performance of services for the Company pursuant hereto is being created at the insistence of the Company and shall be deemed "work made for hire" under the United States copyright laws. The Company shall have the right to use the whole work, any part or parts thereof, or none of the work, as it sees fit. The Company may alter the work, add to it, or combine it with any other work or works, at its sole discretion. Notwithstanding the foregoing, all original material submitted by Consultant as part of the work or as part of the process of creating the work, including but not limited to programs, listings, printouts, documentation, notes, flow charts, and programming aids, shall be the property of the Company whether or not the Company uses such material. No rights are reserved by Consultant. All programs, specifications, documentation and all other technical information prepared by Consultant in connection with the performance of his services hereunder will become the Company's sole property. Title to all material and documentation, including but not limited to, systems specifications furnished by the Company to Consultant or delivered by the Company into Consultant's possession shall remain with the Company. Consultant shall immediately return all such material or documentation within seven (7) days of any request or upon the termination or conclusion of his engagement under this Agreement, whichever shall occur first. Whenever an invention or discovery is made by Consultant either solely or in collaboration with others, including employees of the Company under or relating to this Agreement, Consultant shall promptly give the Company written notice thereof and shall furnish the Company with complete information thereon including, as a minimum, (1) a complete written disclosure of each such invention and (2) information concerning the date and identity of any public use, sale or publication of such invention made by or known to Consultant or of any contemplated publication by Consultant. As used herein, the terms (1) "invention" or "invention or discovery" includes any art, machine, manufacture, design or composition of matter or any new and useful improvement thereof where it is or may be patentable under the patent laws of the United States or of

any foreign country; and (2) "made," when used in relation to any invention or discovery, means the conception of the first actual or constructive reduction to practice of such invention.

(h) Grant of All Rights. Consultant hereby grants, assigns and conveys to the Company all right, title and interest in and to all inventions, works of authorship, trade secrets and other proprietary data and all other materials (as well as the copyrights, patents, trade secrets and similar rights attendant hereto) conceived, reduced to practice, authored or developed by Consultant, either solely or jointly with others, during and in connection with the performance of services under this Agreement with the Company. Consultant agrees that he will not seek patent, copyright, trademark, registered design or other protection for any rights in any such inventions, works of authorship, proprietary data or other materials. Consultant shall have no right to disclose or use any such inventions, works of authorship, trade secrets and proprietary data or other materials for any purpose whatsoever and shall not communicate to any third party the nature of or details relating to such inventions, works of authorship, proprietary data or other materials. Consultant agrees that at the Company's expense, he shall do all things and execute all documents as the Company may reasonably require to vest in the Company or its nominees the rights referred to herein and to secure for the Company or its nominees all patent, trademark, and trade secret copyright protection. Consultant's obligations under this Section 8 shall survive expiration or termination of the Agreement and any amendments thereto. Furthermore, Consultant hereby irrevocably waives all rights in and to all works created or developed hereunder.

H. **WARRANTY**. As an inducement for Company to enter into this Agreement, Consultant represents and warrants to Company that all services, work and deliverables to be performed hereunder shall be performed by him in a professional and workmanlike manner, in accordance with the highest industry standards.

I. **ADHERENCE TO ALL LAWS.** Consultant agrees that in carrying out Duties and Services under this Agreement, Consultant will neither undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any laws, decrees, rules, or regulations in effect in either the United States or any other country in which the Company has a business interest; or (ii) would have the effect of causing the Company to be in violation of any laws, decrees, rules, or regulations in effect in either the United States or any other country in which the Company has a business interest. Consultant agrees to notify the Company immediately of any extortive solicitation, demand, or other request for anything of value, by or on behalf of any entity or individual, relating to the subject matter of this Agreement.

J. **EXPORT REGULATIONS.** Consultant acknowledges his obligations to control access to technical data under the U.S. Export Laws and Regulations and agrees to adhere to such laws and regulations with regard to any technical data received under this Agreement.

K. **INDEMNIFICATION.** Consultant shall defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damages, costs, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred by reason of (a) any failure by Consultant to perform any covenant or agreement of Consultant set forth herein; (b) injury to or death of any person or any damage to or loss of property which is due to the negligence and/or willful acts of Consultant; or (c) any breach by Consultant of any representation, warranty, covenant or agreement under this Agreement. The Company shall have the right to offset against any fees or commissions due Consultant under this Agreement the amount of any indemnity to which the Company is entitled under this Section 12 for any damage, cost, liability, expense, fee or other disbursement, incurred by the Company pursuant to this Section 12.

L. **EQUITABLE RELIEF.** Consultant agrees that any breach of this Agreement, especially Section G, would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant's obligations hereunder.

M. **LEGAL RELIEF.** In the event Consultant breaches, or threatens to breach any of the covenants expressed herein, the damages to the Company will be difficult to quantify; therefore, the Company may apply to a court of competent jurisdiction for injunctive or other equitable relief to restrain such breach or threat of breach, without disentitling the Company from any other relief in either law or equity. In the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, by reason of its geographic or temporal restrictions being too great, or by reason that the range of activities covered are too great, or for any other reason, such covenants shall be interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions with respect to which they may be enforceable.

N. **WAIVER.** Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

O. **SEVERABILITY; REFORMATION.** In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be

construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

P. **ENTIRE AGREEMENT.** This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

Q. **ASSIGNMENT.** The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company' obligations hereunder. Consultant shall not have the right to assign his/her rights or obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Consultant's heirs and legal representatives in the event of his/her death or disability.

R. **HEADINGS.** Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

S. **AMENDMENTS.** This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Company's Board of Directors.

T. **NOTICES.** Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

U. **COUNTERPARTS.** This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

V. **GOVERNING LAW.** This Agreement shall be construed in accordance with and governed for all purposes by the laws of **California, County of Alameda** applicable to contracts executed and wholly performed within such jurisdiction.

W. **SURVIVAL.** The provisions of Sections G, K, L, M, and W of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the undersigned parties cause this Agreement to be duly signed and executed this **March 1, 2011** at **Oakland, California**:

COMPANY:		**CONSULTANT:**	
x *Tian Q. Chen*		x [signature]	
Company:	Oro East Mining, Inc.	Company:	Ma International
Signor's Name:	Tian Q. Chen	Signor's Name:	Bi Yun Ma
Position/Title:	President	Position/Title:	President